EXHIBIT (b)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

THE THIRTY-EIGHT HUNDRED FUND, LLC

Dated as of February 14, 2008

THE TRANSFER OF THE SHARES DESCRIBED IN THIS AGREEMENT IS RESTRICTED AS

DESCRIBED HEREIN.

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ARTICLE IV

Shares

Section 4.1	General Provisions Regarding Shares	11
Section 4.2	Transfers of Shares	13

ARTICLE V

Tax and Accounting Matters

Section 5.1	Accounting, Books and Records	13
Section 5.2	Tax Classification	14

ARTICLE VI

Dissolution, Liquidation and Termination

Section 6.1	No Dissolution	14
Section 6.2	Events Causing Dissolution	14
Section 6.3	Notice of Dissolution	14
Section 6.4	Liquidation	14
Section 6.5	Claims of the Shareholders	15
Section 6.6	Termination	15

ARTICLE VII

Miscellaneous

Section 7.1	Amendments	15
Section 7.2	Amendment of Certificate of Formation	15
Section 7.3	Successors	15
Section 7.4	Severability	15
Section 7.5	GOVERNING LAW	16
Section 7.6	Consent to Jurisdiction	16
Section 7.7	Filings	16
Section 7.8	Counterparts	16
Section 7.9	Specific Performance	16
Section 7.10	Waiver	16
Section 7.11	Notices	17
Section 7.12	Fiscal Year	17
Section 7.13	Seal	17
Section 7.14	Exculpation	17
Section 7.15	Indemnification of Directors and Officers	17

Annex A	Interpretations and Definitions
Annex B	List of Directors and Officers
Annex C	Form of Accession Agreement
Annex D	Terms of Floating Rate Notes

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of The Thirty-Eight Hundred Fund, LLC (formerly known as Jerboa Funding, LLC) (the “Company”), dated as of February 14, 2008, among the Persons listed as Shareholders of the Company on the signature page hereof and any other Person who may from time to time be admitted as a Shareholder of the Company in accordance with the provisions hereof. This Agreement amends and restates in its entirety the limited liability company agreement of the Company, dated as of April 15, 2003, as heretofore amended (the “Original LLC Agreement”). Nothing in this Agreement is intended to terminate or dissolve the Company and the Company shall continue to exist (until terminated pursuant to this Agreement and the Delaware Act) and be governed by the terms of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Annex A and this Agreement shall be interpreted according to the rules of interpretation and construction set forth in Annex A.

ARTICLE I

Organization; Purpose and Powers of the Company

Section 1.1 Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Act by the filing of a Certificate of Formation with the office of the Secretary of State of the State of Delaware and the adoption of the Original LLC Agreement as required by the Delaware Act. The parties agree that the rights, duties and liabilities of the Shareholders shall be as provided in the Delaware Act, except as otherwise provided in this Agreement.

Section 1.2 Name. The name of the company being continued hereby is “The Thirty-Eight Hundred Fund, LLC”. The business of the Company may be conducted upon compliance with the provisions of the Delaware Act and this Agreement under any other name designated by the Board of Directors.

Section 1.3 Term. The term of the Company commenced on the date and at the time the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved in accordance with the provisions of the Delaware Act and Article VI. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation in the manner required by the Delaware Act.

Section 1.4 Principal Place of Business; Registered Agent and Office. The principal place of business of the Company shall be at 3800 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89169-0925. The Company’s initial registered agent in the State of Delaware shall be Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, and its initial registered office shall be c/o the registered agent. At any time, the Board of Directors may designate another registered agent and/or registered office, and file an appropriate amendment to the Certificate of Formation to reflect such designation.

Section 1.5 Purposes and Powers. The Company has been formed for the following purposes:

(a) (i) investing, reinvesting and trading in short-term and other investments in accordance with, and subject to the restrictions of, the Investment Objectives and Policies, (ii) operating as a closed-end management investment company and (iii) engaging in such other activities as are permitted by this Agreement, the Investment Objectives and Policies and Applicable Law;

(b) issuing the Floating Rate Notes;

(c) appointing and overseeing any Investment Adviser, Administrator, Transfer Agent, Distributor, Placement Agent or Custodian and engaging in activities related thereto, including the negotiation, execution and delivery of the related agreements; and

(d) engaging in such activities as the Board of Directors may deem necessary or advisable.

The Company also shall have the power and authority to take or engage in any and all lawful actions and activities that are necessary, appropriate, proper, incidental, convenient or advisable to or for the accomplishment or the furtherance of the purposes of the Company as set forth in this Section 1.5 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Board of Directors pursuant to Article II.

Section 1.6 Compliance with the Investment Company Act. On the date of this Agreement, the Company is a registered investment company for purposes of the Investment Company Act. For as long as the Company remains subject to the Investment Company Act, all provisions of, and any actions taken pursuant to, this Agreement shall be subject to, and construed in accordance with, the requirements of the Investment Company Act. To the extent of any inconsistency between this Agreement and the Investment Company Act, the Investment Company Act shall prevail. To the extent any provision of this Agreement is inconsistent with the Investment Company Act, it shall be deemed limited and amended to be consistent therewith. Notwithstanding any provision of this Agreement, this Section 1.6 may be amended only with the unanimous consent of the Board of Directors and the Shareholders.

ARTICLE II

Management and Governance

Section 2.1 Management of the Company. Except as otherwise provided in this Agreement, the business and affairs of the Company shall be managed, and all actions required under this Agreement shall be determined, solely and exclusively by the Board of Directors, which shall have all rights and powers on behalf and in the name of the Company to perform all acts and things necessary, proper, convenient or advisable to effectuate the purposes of the Company and this Agreement, including the right to delegate to any Officer, Investment Adviser or such other person as deemed necessary or advisable by the Board of Directors its authority to sign on behalf of or bind the Company to any agreement or document.

Section 2.2 Board of Directors. (a) The Board of Directors shall have five (5) members to be appointed in accordance with this Section 2.2, of whom, at any time, no fewer than two (2) shall be Independent Directors. The Shareholders, acting by majority vote, shall appoint each of the Directors.

(b) Each of the Shareholders hereby agrees that each of the individuals listed in Annex B shall be or continue to be, as applicable, a Director of the Company. The business address of each Director is set forth opposite his or her name in Annex B. Annex B shall be revised from time to time by the Secretary, or another Officer, to reflect changes in the Directors or Officers.

(c) Each Director shall hold such position until his or her successor is appointed or until his or her earlier resignation, death or removal. Any Director may be removed, with or without cause, and his or her successor shall be designated and appointed in the case of such removal, or in the case of his or her resignation or death, upon notice in writing to the Board of Directors of the identity of his or her successor, by no fewer than two-thirds of the Shareholders; provided that, immediately after the filling of such vacancy, at least two-thirds of the Directors then in office have been elected by the then-existing Shareholders. The removal of any Director and appointment of his or her successor shall be effective on the date specified in a notice to each Shareholder of such removal and appointment.

(d) Each Director appointed pursuant to this Section 2.2 shall assume the rights, authorities, powers, duties and obligations of a Director as provided by this Agreement and shall be subject to the terms hereof. Directors need not be Shareholders.

(e) Any individual who serves as a Director shall be deemed to have accepted all rights and authority of Directors hereunder and to have agreed to perform and discharge all duties and obligations of Directors hereunder (including participating in any meeting of the Board of Directors), executing any written consent of Directors and such rights, authority, duties and obligations hereunder shall continue until such Director’s successor is appointed or until such Director’s earlier resignation, death or removal in accordance with this Agreement. Each Director shall be entitled to receive all documents and all information provided to the other Directors at the same time.

(f) Any Independent Director shall be deemed to resign if he or she ceases to qualify as an Independent Director. Any Director may resign at any time by delivering written notice thereof to the remaining Directors. Such resignation shall take effect at the time specified in such notice and no acceptance of such resignation shall be necessary to make it effective. For the avoidance of doubt, nothing in this Section 2.2(f) shall prevent the Shareholders from removing such Director prior to the effectiveness of such resignation.

(g) Whenever a vote, consent or approval of any Director is permitted or required under this Agreement or Applicable Law, such vote, consent or approval may be given at a meeting of the Board of Directors or by written consent, including by facsimile or other electronic transmission.

(h) Subject to the terms of this Agreement, the Board of Directors shall have full authority and discretion to interpret the provisions of, and determine all actions required or permitted under, this Agreement.

Section 2.3 Power to Bind the Company; Directors and Officers as Authorized Persons and Power to Delay Effectiveness; Proxies. (a) Any action taken by the Board of Directors or the Officers in accordance with this Agreement shall constitute the act of, and shall serve to bind, the Company, and the Directors shall be deemed to be “Managers” of the Company within the meaning of the Delaware Act. Except as provided herein or as authorized by the Board of Directors, no individual Director in his or her capacity as such shall have the power or authority to bind the Company; provided that, notwithstanding any provision to the contrary contained in this Agreement, any individual (each, an “Attorney”) acting pursuant to a power of attorney of the Company duly executed by any two Directors may execute documents on behalf of the Company without any further act, vote or approval of any Person; provided that the transactions contemplated thereunder have been approved by the Board of Directors.

(b) Diana Lea-Kahle, as an “authorized person” within the meaning of the Delaware Act, executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware and Joseph E. York, as an “authorized person” within the meaning of the Delaware Act, executed, delivered and filed the Certificate of Amendment to the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filings being hereby approved and ratified in all respects). Upon the filing of the Certificate of Amendment to the Certificate of Formation with the Secretary of State of the State of Delaware, each of their powers as an “authorized person” ceased, and each Director and Officer thereupon became a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Delaware Act.

(c) Any Director or Officer, as an “authorized person” within the meaning of the Delaware Act, may execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by this Agreement and the Delaware Act to be filed with the Secretary of State of the State of Delaware. Any Director or Officer may execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) and may take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

Section 2.4 Meetings of the Board of Directors; Action Without Meeting; Committees.

(a) Meetings of the Board of Directors shall be held regularly, and at least annually, and may be held whenever called by the chairman of the Board of Directors (the “Chairman of the Board”), if any, the vice-chairman of the Board of Directors (the “Vice-Chairman of the Board”), if any, the President or by any Director. Meetings of the Board of Directors shall be held at such time that is at least five (5) Business Days after written (including e-mail) or telephonic notice thereof has been delivered to each Director (or at such time as may be agreed by a majority of Directors); provided that, unless the Director objects at the beginning of any meeting to the transaction of business because such meeting is not lawfully called or convened, the attendance of any Director at such meeting shall constitute a waiver of any applicable notice requirement.

(b) The Board of Directors may meet in person at the principal place of business of the Company (or at such other place as may be agreed by the Directors) or by conference telephone (or other communications equipment through which all Directors participating in the meeting can hear each other).

(c) Each Director shall be entitled to one vote on all matters on which the Directors are entitled to vote. Except as otherwise expressly provided in this Agreement or required by Applicable Law, all acts of the Board of Directors shall be taken by a majority vote of the Directors present in person or, except as prohibited by Applicable Law, by conference telephone at a meeting held after the expiration (or waiver) of any applicable notice period set forth in Section 2.4(a) at which a quorum is present. A quorum shall consist (i) for matters requiring unanimous approval by the Board of Directors, all of the members of the Board of Directors, (ii) for matters requiring a majority vote of the Independent Directors under the Investment Company Act, all Independent Directors and a majority of Directors and (iii) for all other matters, a majority of Directors.

(d) Every reference in this Agreement and Applicable Law to a majority or other proportion of Directors shall refer to a majority of such Director votes or such other proportion of the votes of the Directors present and voting on a particular matter.

(e) If a quorum is not present at any meeting of the Board of Directors, any member of the Board of Directors present in person or represented by proxy may adjourn the meeting to a future date, on which date such adjourned meeting shall be held whether or not the required quorum is present; provided that, each Director is provided with not less than five (5) Business Days’ written (including e-mail) or telephonic notice of the time, date and place at which such adjourned meeting will be held.

(f) The Chairman of the Board, if any, or in the absence of the Chairman of the Board, the Vice-Chairman of the Board, if any, or in their absence a chairman chosen at the meeting shall preside over meetings of the Board of Directors. The Secretary, or in the absence of the Secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any assistant secretary, the chairman of the meeting may appoint any individual to act as secretary of the meeting. Minutes of each meeting shall be prepared by the Secretary or assistant secretary (or if the Secretary or assistant secretary does not participate in the meeting, the secretary of the meeting) and approved by the Directors.

(g) Except to the extent contrary to Applicable Law, any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting and without prior notice by unanimous written consent of all Directors then appointed. The action must be evidenced by one or more written consents describing the action taken, signed by the requisite Directors, and included in the minutes or filed with the corporate records reflecting the action taken. Any action taken under this Section 2.4(g) is effective when the last requisite Director signs a written consent, unless the consent specifies a different prior or subsequent effective date.

(h) The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee may have one or more members, who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it must be approved by a majority of all the Directors. To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors. A committee may not, however (a) authorize distributions on the Shares; (b) approve or propose to Shareholders action that Applicable Law requires to be approved by Shareholders; (c) fill vacancies on the Board of Directors or on any of its committees; (d) adopt, amend or repeal this Agreement; or (e) authorize or approve the issuance or sale or a contract for sale of securities of the Company. Any action taken by a committee, which action is required to be taken by the Board of Directors under Applicable Law, shall be taken, or approved, by the Board of Directors. The provisions of this Section dealing with meetings, action without a meeting, notice and waiver of notice, and quorum and voting requirements of the Board of Directors shall apply to the committees and their members as well.

Section 2.5 Interested Directors. Subject to Applicable Law, no contract or transaction (x) between the Company and one or more of its Directors or Officers or (y) between the Company and (1) any other Person in which one or more of the directors or officers of such Person are also Directors or Officers or (2) any Person in which one or more of the Officers or Directors has a financial interest, shall be void or voidable solely for this reason, or solely because the Director or Officer is present at or participates in the meeting of the Board of Directors that authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors and the Board of Directors in good faith authorizes the contract or transaction; or (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to each applicable Shareholder and the contract or transaction is approved by each Shareholder; or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Directors or the Shareholders.

Section 2.6 Officers. (a) The Company shall have one or more Officers, including a President and a Secretary (appointed by the Board of Directors), and, for so long as the Company is subject to the Investment Company Act, a Chief Compliance Officer

(appointed by the Board of Directors, including a majority of the Independent Directors), each of whom shall perform such duties as are required or permitted by this Agreement or as authorized by the Board of Directors.

(b) The Board of Directors may assign titles to particular Officers and, unless the Board of Directors decides otherwise, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office and that are within the authorized purposes of the Company set forth in Section 1.5.

(c) The Secretary shall have the duty to prepare the minutes of the meetings of the Shareholders and the Board of Directors in a book to be kept for that purpose (or, if the Secretary does not participate in the meeting, the secretary of the meeting shall have such duty).

(d) Any Officer shall hold office for such term as shall be determined by the Board of Directors. Any Officer may resign at any time by delivering written notice to the Board of Directors, or to the President or the Secretary of the Company. Such resignation shall take effect at the time specified in such notice and no acceptance of such resignation shall be necessary to make it effective. Any Officer may be removed at any time, with or without cause, by majority vote of the Board of Directors; provided that, the Chief Compliance Officer may be removed at any time, with or without cause, by action of and only with the approval of, the Board of Directors, including a majority of the Independent Directors. Any such removal shall be without prejudice to the contractual rights of such Officer, if any, with the Company, but the election of an Officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Company may be filled by the Board of Directors. Any number of offices may be held by the same individual and any Officer may also be a Director. Each of the Shareholders hereby agrees that, on the date of this Agreement, the individuals listed in Annex B shall be or continue to be, as applicable, the Officers of the Company, and shall hold the office indicated opposite such person’s name in Annex B.

(e) Each Officer, to the extent of his or her powers set forth in this Agreement or otherwise vested in such Officer by the Board of Directors (not inconsistent with this Agreement), as may be limited or supplemented by any instructions or guidance issued by the Board of Directors, is an agent of the Company and the actions of each Officer taken in accordance with such powers shall bind the Company.

(f) Each Officer shall have full power and authority to delegate to one or more individuals (who shall be designated as attorneys-in-fact, agents, authorized signatories, representatives or otherwise) any of the duties, powers and authority conferred upon such Officer, subject to his or her supervision and control.

(g) Notwithstanding any other provision contained in this Agreement, the Company is hereby authorized to execute, deliver, perform and issue, and any Officer or Attorney, acting singly or together, on behalf of the Company, is hereby authorized to execute and deliver the Floating Rate Notes, the Investment Advisory Agreement, the Administration Agreement, the Custodial Agreement, the Fiscal Agency Agreement, the Transfer Agent Agreement, the Placement Agent Agreement and any document contemplated by or related to this Agreement, without any further act, vote or approval of any Person.

Section 2.7 Compensation of the Directors, Officers and Employees. The Directors, Officers or employees of the Company shall be entitled to reasonable and customary compensation from the Company, as determined by the Board of Directors, for services as Directors, Officers or employees and for reimbursement of their expenses during the course of conducting the Company’s business.

Section 2.8 Reliance by Third Parties. Persons dealing with the Company, in connection with the business of the Company, are entitled to rely conclusively upon the power and authority of any duly appointed and acting Officer as to:

(a) the identity of a Shareholder, Director or Officer of the Company;

(b) the existence or non-existence of any fact or facts that constitute a condition precedent to acts by the Board of Directors, the Shareholders or the Officers or in any matter related to the affairs of the Company;

(c) the Persons who are authorized to execute and deliver any instrument or document of, or on behalf of, the Company; or

(d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company, or any Shareholder, Director or Officer.

Section 2.9 Shareholder Transactions with the Company; Shareholder Agents as Directors and Officers. Subject to Applicable Law, a Shareholder or any of its Affiliates may perform services for or otherwise enter into business transactions with the Company and have the same rights and obligations with respect to any such matter as a Person who is not a Shareholder or an Affiliate thereof; provided that, any such transactions shall be on terms that are not more or less favorable to the Company than the terms and conditions that would be expected to have been obtained, under similar circumstances, from Persons that are not Affiliated with the Company. Any employee, stockholder, agent, director, manager or officer of a Shareholder, or any Affiliate thereof, may also be a Director or an Officer of the Company.

Section 2.10 Outside Businesses. Notwithstanding any duty otherwise existing at law or in equity, any Director, Officer, Shareholder or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and neither the Company nor any Shareholder shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Notwithstanding any duty otherwise existing at law or in equity, no Director, Officer, Shareholder or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Director, Officer, Shareholder or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

Section 2.11 Requests from Regulatory Authorities. The Company shall, at the expense of a requesting Shareholder, cooperate in good faith with all requests, if any, from any Governmental Authority that has supervisory or regulatory authority over such Shareholder.

Section 2.12 Title to Assets. All assets owned by the Company shall be owned by the Company as an entity, and no Shareholder or any Affiliate thereof shall have any interest in such assets in its individual name.

Section 2.13 Conduct of Business. All Directors, Officers and employees of the Company shall conduct the Company’s business from the Company’s principal place of business or such other place as the Board of Directors may designate.

Section 2.14 No Bankruptcy, Etc. The Company shall not (and shall not have the power to, notwithstanding any action to the contrary on the part of any Shareholder, Director, Officer or any other Person), without the prior unanimous vote or consent of the Shareholders, and no Shareholder, Director, Officer or other Person acting on behalf of the Company shall, absent such unanimous vote or consent, cause the Company to:

(a) file, or consent to the filing of, a bankruptcy, insolvency or reorganization petition or otherwise institute bankruptcy or insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally;

(b) seek or consent to the institution of bankruptcy or insolvency proceedings against it or the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian, or any other similar official for itself or for all or any portion of its assets;

(c) make or consent to any assignment for the benefit of its creditors;

(d) fail, or admit in writing its inability, to pay its debts generally as they become due; or

(e) take any action in furtherance of any of the preceding actions.

ARTICLE III

Issuance of Shares; Shareholders

Section 3.1 Shares; Authorization for Issuance.

(a) The Shares of the Company shall consist of limited liability company interests, with a nominal value of $1,000,000 per share, designated as Common Shares. The Company is hereby authorized to issue up to ten (10) Common Shares of which, as of the date of this Agreement, five (5) have been issued, as described in Section 3.3(a) below.

(b) The Shares shall have such powers, preferences, rights, qualifications, limitations and restrictions as are set forth in this Agreement, including this Article III.

(c) Upon issuance of any Shares as provided in this Agreement, the Shares so issued shall be deemed duly authorized, validly issued, fully paid and nonassessable. No Shareholder shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive or other similar right with respect to, any part of any new or additional issue of Shares whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of a dividend.

Section 3.2 Form of Consideration; Interest on Share Subscriptions. A Shareholder’s subscription of Shares in the Company shall be in cash or securities as the Board of Directors may approve. No Shareholder shall be entitled to interest on such subscriptions.

Section 3.3 Admission of Shareholders; Share Subscription. (a) Pursuant to the Original LLC Agreement, the Company duly authorized and validly issued to Bitterroot Asset Management, Inc. five (5) units in the Company, representing 100% of the limited liability company interests in the Company (the “Units”), for an initial contribution of $1000. Pursuant to the Assignment Agreement, Thirty-Eight Hundred Investments Limited acquired all of the Units and was admitted as a member of the Company and Bitterroot

Asset Management, Inc. ceased to be a member of the Company. Pursuant to this Agreement, the Units are hereby deemed to constitute five (5) Common Shares issued to Thirty-Eight Hundred Investments Limited and are deemed duly authorized, validly issued, fully paid and nonassessable without further action by any Person.

(b) Upon the execution of this Agreement by Thirty-Eight Hundred Investments Limited, Thirty-Eight Hundred Investments Limited shall continue as a member of the Company. It is contemplated that after the execution of this Agreement, Thirty-Eight Hundred Investments Limited will contribute additional capital to the Company from time to time, which additional capital shall not constitute consideration for the issuance of additional Common Shares and shall be allocated to the Common Shares acquired by Thirty-Eight Hundred Investments Limited in accordance with Section 3.3(a).

Section 3.4 Shares as Personal Property. Each Shareholder hereby agrees that its Shares for all purposes shall be personal property.

Section 3.5 Voting Rights.

(a) Each Shareholder shall have voting rights with respect to those matters for which a Shareholder vote is provided under this Agreement or under Applicable Law. Every reference in this Agreement and Applicable Law to a majority or other proportion of Shares shall refer to a majority or such other proportion of the votes attributable to such Shares; provided that a majority, when referring to matters required to be approved under the Investment Company Act by a “majority of the outstanding voting securities”, means the number of votes required by Section 2(a)(42) of the Investment Company Act.

Section 3.6 Meetings of the Shareholders.

(a) Meetings. Meetings of Shareholders may be called at any time by the Board of Directors, the Chairman of the Board, if any, the Vice-Chairman of the Board, if any, or the President. Any matter specifically reserved for a Shareholder vote (as described in Section 3.8) may be decided at such meeting. Meetings of Shareholders shall be held at such time that is at least five (5) Business Days after written (including e-mail) or telephonic notice (to the extent such telephonic notice is permitted by Applicable Law) thereof has been delivered to each shareholder (or at such time as may be agreed by all of the Shareholders); provided that, if any meeting has been called by Shareholders holding in aggregate more than fifty percent (50%) of the outstanding Shares of the Company, such meeting of Shareholders may be held at any time that is at least one Business Day after written or telephonic notice thereof has been delivered.

(b) Method of Participation. Shareholders may meet in person at the principal place of business of the Company (or at such other place as may be agreed by the Shareholders) or by conference telephone (or other communications equipment through which all Persons participating in the meeting can hear each other).

(c) Quorum; Adjournment. Except as otherwise expressly provided in this Agreement or required by Applicable Law, all acts of the Shareholders shall be taken by a majority vote of the Shareholders present (whether in person or by conference telephone) at a meeting held after the expiration of the applicable notice period set forth in Section 3.6(a) and at which a quorum is present. At each meeting of Shareholders, a quorum shall be constituted by Shareholders present in person or represented by proxy holding Shares having a majority of the votes of the outstanding Shares entitled to vote on a matter at the meeting.

(d) Organization. The Chairman of the Board, if any, or in the absence of the Chairman of the Board, the Vice-Chairman of the Board, if any, or in the absence of the Vice-Chairman of the Board, the President, or in the absence of the President, a vice president, or in the absence of the foregoing persons, a chairman designated by the Board of Directors, or in the absence of such designation, a chairman chosen at the meeting shall preside over meetings of Shareholders. The Secretary, or in the absence of the Secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any assistant secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

(e) Voting; Proxies. Each Shareholder shall have one vote, in person or by proxy, for each Share standing in his name on the books of the Company at such time. Whenever a vote, consent or approval of Shareholders is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Shareholders or, without prior notice, by written consent in accordance with Section 3.6(f). Each Shareholder entitled to vote at a meeting of Shareholders may authorize another Person to act for such Shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Every proxy shall be in writing, dated and signed by the Shareholder entitled to vote or his duly authorized attorney-in-fact. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the Shares itself or an interest in the Company generally. A Shareholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Company. Voting at meetings of Shareholders need not be by written ballot.

(f) Consent of Shareholders in Lieu of Meeting. Any action that may be taken at any meeting of the Shareholders may be taken without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Shareholders holding Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shareholders entitled to vote thereon were present and voted and shall be delivered to the Company pursuant to Section 7.11. No written consent shall be effective to take the action referred to therein (i) unless delivered to the Company pursuant to Section 7.11 on or prior to the earlier of (x) the deadline for consents set forth in the applicable notice or (y) one hundred and eighty (180) days after the date on which the first Shareholder consented and (ii) except in the case of a unanimous written consent, until a period of time shall have elapsed after the delivery by the proposing Shareholder or Shareholders to each other Shareholder of a request for its written consent to such action equivalent to that which would have been required in order to call a meeting to consider such action pursuant to Section 2.2, Section 3.6(a) and Section 7.1. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to all Shareholders by the Board of Directors.

Section 3.7 Admission of Shareholders. Any Person acquiring Shares from a Shareholder in a transaction permitted under this Agreement and executing and delivering an Accession Agreement shall be admitted as a member of the Company as a Shareholder in respect of the Shares so acquired upon the entry of such Person’s name in the Share Register, and shall be bound by this Agreement. Upon admission of a Transferee as a Shareholder, the Transferee shall have, to the extent of the Shares Transferred, the rights and powers and shall be subject to the restrictions and liabilities of a Shareholder under this Agreement, the Certificate of Formation and the Delaware Act. If a Shareholder Transfers all of its Shares, the Transferor of such Shares shall cease to be a Shareholder and member of the Company immediately following the admission to the Company of the Transferee of such Shares as a Shareholder.

Section 3.8 Powers of Shareholders. No Shareholder, in its capacity as such, shall have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way except in respect of their voting rights as set forth in Section 2.2, Section 3.5, Section 3.6 and Section 6.4. Notwithstanding the foregoing, unless limited by this Agreement, the Shareholders have all of the rights and powers specifically set forth in Applicable Law.

Section 3.9 Liability of Shareholders. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Shareholder shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Shareholder.

Section 3.10 Shareholder Compensation. No Shareholder shall receive any salary or draw with respect to its Share Subscriptions or for services rendered on behalf of the Company, or otherwise, in its capacity as a Shareholder.

Section 3.11 Partition. Until the completion of the winding up of the Company pursuant to this Agreement, each Shareholder agrees not to have any assets of the Company partitioned or to file a complaint or to institute any suit, action, or proceeding at law or in equity to have any assets of the Company partitioned, and each Shareholder, on behalf of itself, its successors and its assigns, hereby waives any such right, to the fullest extent permitted by Applicable Law.

Section 3.12 Other Instruments. Each Shareholder hereby agrees to execute and deliver to the Company within five (5) Business Days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Board of Directors reasonably deems necessary, useful, or appropriate to comply with any laws, rules, or regulations as may be necessary to carry out the provisions of this Agreement and enable the Company to fulfill its responsibilities under this Agreement.

ARTICLE IV

Shares

Section 4.1 General Provisions Regarding Shares.

(a) Certification. No Shares of the Company shall be represented by any share certificate.

(b) Payment of Dividends and other Distributions.

(i) All Shares shall rank pari passu with respect to Dividends and shall be entitled to receive Dividends when, as and if declared by the Board of Directors. The Board of Directors shall declare Dividends with respect to the Shares to distribute all residual earnings for each taxable year (the “Relevant Year”) available for distribution, and such Dividends shall be declared and paid to the holders of Shares during the Relevant Year; provided that, the Company will be permitted to pay, or declare and pay, such Dividends in the following taxable year (the “Following Year”) if (i) such Dividends are declared by the Board of Directors on or before the time prescribed by law for the filing of the Company’s tax return for the Relevant Year (including any period of any extension of time granted for filing such return), (ii) the Dividends are paid within twelve (12) months of the close of the Relevant Year and no later than the first Dividend payment date after their declaration date, and (iii) the Company elects to treat such Dividends as paid in the Relevant Year under § 855 of the Code. To the extent possible, the Company shall designate Dividends paid on the Shares as “interest-related dividends” on a written notice mailed to Shareholders not later than sixty (60) days after the close of the Company’s taxable year.

(ii) Dividends, when, as and if declared, shall be payable in cash (by wire transfer of immediately available funds) on the date determined by the Board of Directors, to each applicable Shareholder, as such Shareholders appear on the Share Register on the close of business on the record date established by the Board of Directors. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be permitted to pay a Dividend or otherwise make a distribution or payment pursuant to a redemption or repurchase to any Shareholder on account of its interest in the Company if such Dividend, distribution or payment would violate Applicable Law. To the fullest extent permitted by Applicable Law, a Shareholder receiving any such Dividend, payment or other distribution shall not be required to return any such Dividend, payment or distribution to the Company, any creditor of the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the foregoing, any Shareholder is obligated to return such Dividend, payment or other distribution, such obligation shall be the obligation of such Shareholder and not of any other Shareholder.

(c) Share Register. The name, mailing address, taxpayer identification number and the number of Shares owned by each Shareholder shall be listed on the Company’s books maintained for the purpose of registering Shares and Transfers of Shares (as revised and in effect from time to time, the “Share Register”). The Company shall update the Share Register from time to time as necessary to reflect accurately the information received by the Company and required to be set forth therein, including with respect to the cessation of any Shareholder to be a member of the Company or the admission of any additional Shareholder or substitute Shareholder. The Company shall be entitled to treat the Person in whose name any Share shall be registered in the Share Register as the sole Shareholder of such Shares for purposes of receiving Dividends and for all other purposes whatsoever and, accordingly, the Company shall not be bound to recognize any equitable or other claim to or interest in the Shares on the part of any Person not set forth in the Share Register, whether or not the Company shall have actual or other notice thereof. The Share Register shall be kept and maintained at all times at the Company’s principal place of business, or with any Transfer Agent duly appointed by the Board of Directors.

(d) UCC Securities. The Shares shall be “securities” within the meaning of, and governed by, Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.

(e) Redemption. The Shares are not redeemable.

(f) Tax Withholding. If, but only to the extent, required by Applicable Law, the Company shall withhold from any amount due on the Shares any Taxes, withholdings, deductions, imposts and duties of any kind imposed or levied by or on behalf of the relevant Governmental Authority. The Company shall not be required to pay any additional amounts in respect of Taxes it is required to withhold.

Section 4.2 Transfers of Shares.

(a) Any Shareholder may Transfer any or all of its Shares only: (i) with the unanimous approval of the Board of Directors, or (ii) to a Qualified Institutional Buyer and pursuant to an exemption from registration under the Securities Act and all applicable securities laws of the states of the United States of America and in compliance with the securities laws of all relevant foreign jurisdictions. Any holder or beneficial owner of the Shares shall, and each subsequent holder or beneficial owner is required to, notify any subsequent holder of such Shares from it of the Transfer restrictions referred to herein. If, at any time, the Company determines or is notified that (x) any holder or beneficial owner of any Shares is not, or on the date on which such holder or beneficial owner acquired such Shares was not, a Qualified Institutional Buyer or (y) the Transfer of Shares to any holder or beneficial owner was not effected pursuant to an exemption from registration under the Securities Act and all applicable securities laws of the states of the United States of America and in compliance with the securities laws of all relevant foreign jurisdictions, then the Transfer of such Shares shall, to the fullest extent permitted by law, be void from the outset.

(b) Registration of Transfers. The Company shall maintain the Share Register and shall act as its own registrar and Transfer Agent (unless it appoints another Person to act in such capacities) for the registration of Transfers of Shares in the Share Register. Any Transfer of Shares shall be effected upon registration of such Transfer in the Share Register, following the Transfer Agent’s being satisfied with the documents of title or identity of the Person making the request and receipt by the Transfer Agent of an instrument of transfer and, if applicable, an Accession Agreement, and such Transfer shall be subject to such reasonable regulations as the Company may from time to time establish. No service charge shall be made for any registration of Transfer, but the Company may require payment of a sum sufficient to cover any Tax or governmental charge that may be imposed in connection with any such Transfer. Absent manifest error, the Share Register shall constitute prima facie evidence as to the ownership of the Shares.

ARTICLE V

Tax and Accounting Matters

Section 5.1 Accounting, Books and Records.

(a) The Company shall keep on site at its principal place of business, or with such other Person as the Board of Directors may from time to time determine:

(i) separate books of account for the Company, which shall show a true and accurate record in Dollars of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business;

(ii) a copy of the Certificate of Formation, this Agreement and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(iii) a copy of the Company’s US federal, state, local and foreign income Tax Returns, together with any schedules and supporting workpapers, and reports, if any; and

(iv) any other books and records required to be kept by the Company under Applicable Law.

(b) The Company shall prepare its financial reports and accounts in accordance with US GAAP.

Section 5.2 Tax Classification. The Company has elected to be treated as an association taxable as a corporation and will elect regulated investment company status for US federal income tax purposes, effective as of the date hereof. None of the Company, any Director, any Officer, any Shareholder or any of their Affiliates shall (a) file any return or report with the IRS, or take any other action before the IRS or in any US federal income tax audit or controversy, that is inconsistent with the treatment of the Company as an association taxable as a corporation and the election of regulated investment company status for US federal income tax purposes or (b) take any action that would cause the Company not to qualify as regulated investment company for US federal income tax purposes; and any such action shall be void ab initio.

ARTICLE VI

Dissolution, Liquidation and Termination

Section 6.1 No Dissolution. The Company shall not be dissolved by the admission of Shareholders or, to the fullest extent permitted by Applicable Law, any other event except a Liquidating Event. The withdrawal, expulsion, bankruptcy or dissolution of a Shareholder, or the occurrence of any other event that terminates the continued ownership of Shares of a Shareholder in the Company, shall not in and of itself cause the Company to be dissolved and its affairs wound up, and the bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Delaware Act) of a Shareholder shall not cause a Shareholder to cease to be a Shareholder of the Company. Upon the occurrence of any such event, the Company shall be continued without dissolution.

Section 6.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up in accordance with the Delaware Act if any of the following events (each, a “Liquidating Event”) occur:

(a) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act;

(b) a vote in favor of dissolution by a unanimous vote of the Board of Directors; or

(c) at any time there are no Shareholders, unless the Company is continued in a manner permitted by the Delaware Act.

Section 6.3 Notice of Dissolution. Upon the dissolution of the Company, the Board of Directors shall promptly notify each Shareholder of such dissolution.

Section 6.4 Liquidation.

Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Shareholders, and no Shareholder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that, to the extent not inconsistent with the foregoing, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon each Shareholder until such time as the Company’s assets have been distributed pursuant to this Section 6.4 and the Certificate of Formation has been canceled pursuant to the Delaware Act. The Board of Directors or, if there are no Directors, a Person or Persons approved by majority vote of the Shareholders, as liquidating trustee, shall be responsible for overseeing the winding up and dissolution of the Company. The liquidating trustee shall take full account of the Company’s liabilities and assets and shall cause the assets or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by Applicable Law and notwithstanding anything to the contrary contained herein, in the following order:

(i) First, to creditors in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof to the extent required by Section 18-804 of the Delaware Act), other than the debts and liabilities to the Shareholders;

(ii) Second, to the Shareholders in satisfaction of all of the Company’s debts and liabilities to such Shareholders in their respective capacities as such; and

(iii) Third, to the Shareholders pro rata in proportion to the number of Shares held.

Section 6.5 Claims of the Shareholders. The Shareholders shall look solely to the Company’s assets for the liquidation of their Shares, and if the assets of the Company remaining after payment of or due provisions of all debts, liabilities and obligations of the Company are insufficient for such purpose, the Shareholders shall have no recourse against the Company, any other Shareholder, or any Director or Officer of the Company.

Section 6.6 Termination. The separate legal existence of the Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article VI, and the Certificate of Formation shall have been canceled in the manner required by the Delaware Act.

ARTICLE VII

Miscellaneous

Section 7.1 Amendments. This Agreement may be amended only by a written instrument executed by or on behalf of each Shareholder.

Section 7.2 Amendment of Certificate of Formation. In the event this Agreement shall be amended pursuant to Section 7.1, the Board of Directors shall cause the Certificate of Formation to be amended to reflect such change if it deems such amendment of the Certificate of Formation to be necessary or appropriate.

Section 7.3 Successors. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement shall be binding upon the legal successors, or nominees or representatives, of the Shareholders.

Section 7.4 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, then to the fullest extent permitted by Applicable Law such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

Section 7.5 GOVERNING LAW. THIS AGREEMENT AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE SHAREHOLDERS AND THE COMPANY WITH RESPECT TO THIS AGREEMENT AND THE SHARES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Section 7.6 Consent to Jurisdiction. To the fullest extent permitted by Applicable Law, each Shareholder irrevocably and unconditionally (a) submits to the non exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, The City of New York or Wilmington, Delaware in any action, suit or proceeding (a “Proceeding”) arising out of or relating to this Agreement or the transactions contemplated hereby, (b) agrees that all claims in such Proceeding may be decided in such court, (c) waives any objection it may now or hereafter have to the laying of venue in any such court and any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum and (d) consents to the service of process by notice in the manner set forth in Section 7.11. A final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by Applicable Law or affect its right to bring any Proceeding in any other court.

Section 7.7 Filings. Following the execution and delivery of this Agreement, the Board of Directors shall cause to be promptly prepared any documents required to be filed and recorded under Applicable Law, and the Board of Directors shall cause to be promptly filed and recorded each such document in accordance with the Delaware Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Board of Directors shall also promptly cause to be filed, recorded and published such notices, certificates, statements or other instruments required by any provision of any Applicable Law of the US or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same agreement.

Section 7.9 Specific Performance. Each Shareholder agrees with the other Shareholders that the other Shareholders would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Shareholders may be entitled, at law or in equity, the nonbreaching Shareholders shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the US or any state thereof having subject matter jurisdiction thereof.

Section 7.10 Waiver. Except as provided by Applicable Law, any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. To the extent permitted by Applicable Law, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by other agreements or by law.

Section 7.11 Notices. (a) All notices or communications to the Shareholders under this Agreement, unless otherwise specified, shall be sufficiently given if in writing and delivered in person, delivered by guaranteed delivery or courier service, delivered by facsimile or other electronic transmission or mailed by first-class mail, postage prepaid, to the Shareholders at the address or facsimile number provided in the Share Register. Notice to the Shareholders shall be deemed given on the earlier of the date received and (i) in the case of delivery or courier service, the date by which delivery is guaranteed or (ii) in the case of facsimile or other electronic transmission, the date on which an electronic confirmation of receipt is generated or (iii) in the case of first-class mail, the date seven (7) days after such notice is mailed.

(b) A copy of any notice or other communication by the Company to any Shareholder or any Shareholder to the Company delivered under this Agreement shall be delivered simultaneously to each other Shareholder; provided that, no failure or delay to deliver such copy shall affect the validity of such notice or other communication unless such failure or delay is prejudicial to the Shareholder entitled thereto.

Section 7.12 Fiscal Year. The fiscal year of the Company shall end on November 30, with the first such year to end on November 30, 2008.

Section 7.13 Seal. The Company will not have a company seal.

Section 7.14 Exculpation. (a) No Director or Officer shall have personal liability to the Company or the Shareholders for monetary damages (if any) for breach of fiduciary duty, or for any act or omission performed or omitted by any such Person that is a natural person, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by, or pursuant to, this Agreement, except to the extent that such exemption from or limitation of liability would not be permitted under the General Corporation Law of the State of Delaware if the Company were organized as a corporation under the laws of the State of Delaware or other Applicable Law. Notwithstanding the foregoing, no exculpation shall be available to any Officer or Director if such Officer or Director would otherwise not be entitled to indemnification according to Section 7.15.

(b) Each Director and Officer shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters that such Director or Officer reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which dividends to Shareholders might properly be paid.

Section 7.15 Indemnification of Directors and Officers. (a) To the fullest extent permitted by Applicable Law, each Director and Officer and their respective agents (each, an “Indemnitee” and, collectively, “Indemnitees”) shall be entitled to indemnification from, and to be held harmless by, the Company for any loss, damage, claim or expense (including reasonable attorneys’ fees) incurred by such Indemnitee by reason of any act or omission by such Indemnitee in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnitee by this Agreement or Applicable Law. Notwithstanding the foregoing, for so long as the Company is subject to the Investment Company Act, no indemnification shall be provided hereunder to an Indemnitee, and an Indemnitee shall not be held harmless:

(i) against any liability to the Company by reason of a final adjudication by a court or other body that such Indemnitee engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office;

(ii) with respect to any matter as to which such Indemnitee shall have been finally adjudicated by a court or other body not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company; or

(iii) in the event of a settlement by the court or other body approving the settlement or other disposition not involving a final adjudication (as provided in paragraphs (i) and (ii)) and resulting in a payment by such Indemnitee, unless there has been (A) a determination that such Indemnitee did not engage in willful misfeasance, bad faith, negligence or reckless disregard of the duties involved in the conduct of his office or (B) a reasonable determination, based on a review of readily available facts (as opposed to a full trial type-inquiry), that he did not engage in such conduct:

(x) by a vote of a majority of the Independent Directors acting on the matter (provided that a majority of the Independent Directors then in office act on the matter); or

(y) by written opinion of independent legal counsel.

Any indemnity under this Section 7.15 shall be provided out of and to the extent of the Company’s assets only, and no Shareholder shall have any personal liability on account hereof. The right to indemnification under this Section 7.15 is a contract right. The Company may purchase and maintain insurance to protect any Director or Officer against liability asserted against him or her, or incurred by him or her, arising out of his or her status as such.

(b) To the extent authorized from time to time by the Board of Directors, the Company may provide to one or more agents of the Company, rights of indemnification and to receive payment or reimbursement of expenses, including reasonable attorneys’ fees, that are similar to the rights conferred on Directors and Officers of the Company in this Section 7.15. Any such rights shall have the same force and effect as they would have if they were conferred in this Section 7.15.

(c) To the fullest extent permitted by Applicable Law, expenses (including reasonable attorneys’ fees) incurred by a Director or Officer defending any claim, demand, action, suit or proceeding may be, from time to time, advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Director or Officer to repay such amount if it shall be determined that the Director or Officer is not entitled to be indemnified as authorized in this Section; provided that, either: (a) such undertaking is secured by a surety bond or other appropriate security, or the Company shall be insured against losses arising out of any such advances; or (b) a majority of the non-party Independent Directors acting on the matter (provided that a majority of the non-party Independent Directors then in office act on the matter) or independent legal counsel in a written opinion, shall determine, based upon a review of the readily available facts (as opposed to the facts available upon a full trial), that there is reason to believe that the recipient ultimately will be found entitled to indemnification.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

THIRTY-EIGHT HUNDRED INVESTMENTS LIMITED, a Shareholder

By:
Name:
Title:

ANNEX A

INTERPRETATION AND DEFINITIONS

Rules of Interpretation and Construction.

For all purposes of this Agreement, except as otherwise expressly provided:

(A) capitalized terms defined in this Annex A have the meanings assigned to them in this Annex A and words denoting the singular include the plural and words denoting the masculine gender include the feminine (and vice versa);

(B) any reference to an “Article”, “Section”, “Annex” or “Schedule” refers to an Article or Section of, or Annex or Schedule to, this Agreement;

(C) any reference to this Agreement refers to this Agreement including any and all Annexes and Schedules hereto, and the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Annex, Schedule or other subdivision;

(D) any reference to a “party” refers to a party to this Agreement and any reference to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns;

(E) any reference to a “day”, “month” or “year” refers to a calendar day, month or year, respectively, and any reference to time refers to local time in Wilmington, Delaware;

(F) the words “include”, “includes” or “including” as used in this Agreement shall be deemed to be followed by the words “without limitation”;

(G) all references to “$” or “Dollars” are to the lawful currency of the US;

(H) all references to any statute or law shall be deemed to be to such statute or law as amended, modified, supplemented, restated or replaced from time to time (and shall be deemed to include any rules and regulations promulgated under such statute), and all references to any section of any statute shall be deemed to include any successor to such section;

(I) all references to any Governmental Authority shall be deemed to include any successor to such Governmental Authority;

(J) all references to any copy of any document are to a true, correct and complete copy thereof (including all annexes, exhibits, schedules and attachments thereto); and

(K) the table of contents of this Agreement and the various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions hereof.

Defined Terms.

“Accession Agreement” means an agreement substantially in the form attached hereto as Annex C.

“Administrator” means any Person, other than an Officer or Director of the Company, who provides significant administrative or business affairs management services to the Company.

“Affiliate” or “Affiliated” means an affiliated Person, or such corresponding meaning, under Section 2(a)(3) of the Investment Company Act. For purposes of determining affiliation pursuant to that section, “control” shall have the meaning set forth in Section 2(a)(9) of the Investment Company Act. For the avoidance of doubt, an entity that is a disregarded entity for US federal income tax purposes shall be treated as an “Affiliate” of the Person that is treated as the owner of such entity for US federal income tax purposes and of all such Person’s other Affiliates.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as amended or amended and restated from time to time, which shall constitute the limited liability company agreement of the Company for purposes of the Delaware Act.

“Applicable Law” means any law, rule, regulation or official code, consent decree, constitution, decree, directive, enactment, guideline, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, requirement, rule of law, rule of public policy, settlement agreement, statute or writ of any Governmental Authority, whether domestic or foreign, to which the Person in question is subject or by which it or any of its property is bound. In respect of the Company, Applicable Law shall include the Delaware Act and, for so long as the Company is a registered investment company, the Investment Company Act.

“Assignment Agreement” means the Assignment, Assumption and Admission Agreement, dated as of December 27, 2007, between Bitterroot Asset Management, Inc. and Thirty-Eight Hundred Investments Limited.

“Attorney” has the meaning set forth in Section 2.3(a).

“beneficial owner” or “beneficially own” shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act, except as otherwise expressly provided herein.

“Board of Directors” means the board of Directors of the Company or any duly authorized committee thereof as constituted in accordance with the provisions of this Agreement.

“Business Day” means a day other than a Saturday or Sunday on which commercial banks are open for general business in New York, New York.

“Certificate of Formation” means the certificate of formation of the Company filed with the office of the Secretary of State of the State of Delaware on April 15, 2003, as amended and restated on December 19, 2007 and as further amended or restated from time to time.

“Chairman of the Board” has the meaning set forth in Section 2.4(a).

“Chief Compliance Officer” means the Officer designated as such by the Board of Directors, including the majority of the Independent Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Share” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the preamble.

“Custodian” means a bank that meets the qualifications prescribed by Section 26(a)(1) of the Investment Company Act, or any other Person who is lawfully permitted to hold the Company’s assets in accordance with the Investment Company Act.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (or any corresponding provisions of succeeding law).

“Directors” means each of the individuals listed as directors in Annex B until such individuals shall resign or otherwise be duly removed as Directors, and each individual who may from time to time be designated to serve as a successor to any Director of the Company or as an additional Director of the Company, in each case in accordance with the provisions of this Agreement. Each Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Delaware Act.

“Distributor” means the Person, if any, with whom the Company has contracted to place its Common Shares.

“Dividend” or “dividend” means payments of cash or other assets to Shareholders in respect of Shares and means a “distribution” for purposes of the Delaware Act.

“Exchange Act” means the US Securities and Exchange Act of 1934.

“Fiscal Agency Agreement” means the fiscal agency agreement, if any, governing the payment of the principal of, and interest on, the Floating Rate Notes.

“Floating Rate Notes” means the debt securities, if any, issued by the Company and designated Floating Rate Notes and having the terms set forth in Annex D, as revised from time to time by the Secretary, or another Officer.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any federal, state, local or foreign governmental or regulatory body, authority, bureau, agency, division, branch, department, office or instrumentality or court or other judicial body, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnitee” has the meaning set forth in Section 7.15.

“Independent Director” means any Director who is not an “interested person” of the Company as defined in Section 2(a)(19) of the Investment Company Act.

“Investment Adviser” means the investment adviser pursuant to any Investment Advisory Agreement.

“Investment Advisory Agreement” means any investment advisory agreement entered into by the Company from time to time in accordance with the requirements of the Investment Company Act.

“Investment Company Act” means the US Investment Company Act of 1940, as amended, the rules promulgated thereunder, any order issued to the Company thereunder and any interpretation thereof or guidance thereto that has been published by the Commission.

“Investment Objectives and Policies” means the (a) “investment objectives and policies” and (b) “the investment restrictions” of the Company as described in the Company’s Registration Statement on Form N-2 filed with the Commission (as amended from time to time), or as described in the Company’s annual or semi-annual report to Shareholders.

“IRS” means the US Internal Revenue Service, including any successor agent or authority.

“Liquidating Event” has the meaning set forth in Section 6.2.

“Officer” means each natural person appointed by a majority of the Directors and serving from time to time as an officer of the Company.

“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Authority or other tribunal of competent jurisdiction having jurisdiction over the applicable entity.

“Original LLC Agreement” has the meaning set forth in the Preamble.

“Person” means any individual, trustee, receiver, conservator, custodian, corporation, limited liability company, partnership (whether general or limited), association, company, joint-stock company, trust, business trust, estate, joint venture, Governmental Authority, or any other entity, in its own or any representative capacity.

“Placement Agent” means the Person, if any, with whom the Company has contracted to place the Floating Rate Notes.

“President” means the Officer designated as such by the Board of Directors.

“Proceeding” has the meaning set forth in Section 7.6.

“Qualified Institutional Buyer” means a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act.

“Qualified Purchaser” has the meaning set forth in Section 2(a)(51) of the Investment Company Act.

“Secretary” means the Officer designated as such by the Board of Directors.

“Securities Act” means the US Securities Act of 1933.

“Share Register” has the meaning set forth in Section 4.1(c).

“Share Subscriptions” means, with respect to any Shareholder, the amount of cash contributed to the Company by such Shareholder.

“Shareholder” means any Person that holds Shares of the Company and has been admitted as, and continues to be, a member and shareholder of the Company pursuant to the provisions of this Agreement and of the Delaware Act, in its capacity as a shareholder of the Company. For purposes of the Delaware Act, each Shareholder is a member of the Company.

“Shares” means the limited liability company interests in the Company designated as Common Shares and having such rights and obligations as set forth in this Agreement.

“Taxes” means all US federal, state or local and all non-US taxes and other assessments of a similar nature, including income, profits, gains, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, stamp duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and “Tax”, when used as a noun, means any one or more Taxes and, when used as an adjective, means of or pertaining to Taxes.

“Taxing Authority” means any Governmental Authority that is authorized to impose, administer or collect any Taxes or to audit or challenge any Tax Return or to settle any dispute between the Governmental Authority and any Person regarding any Tax Return.

“Tax Return” means any report or return required to be filed with or upon any Taxing Authority.

“Thirty-Eight Hundred Investments Limited” means Thirty-Eight Hundred Investments Limited, a Cayman Islands exempted company.

“Transfer” (and related words) means, with respect to Shares, a transaction by which a Shareholder transfers one or more Shares or an interest in one or more Shares to another Person (a “Transferee”), and shall include a sale, assignment, transfer, gift (outright or in trust), exchange, redemption, repurchase, hypothecation or pledge of, or other creation of a lien, encumbrance or security interest in or upon, or other disposition of, Shares or any interest in Shares, whether voluntarily, involuntarily, by merger or consolidation or by operation of law or otherwise, but shall not include any change in the ownership of such Shareholder.

“Transfer Agent” means any Person registered as a transfer agent pursuant to the Exchange Act.

“US” means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia.

“US GAAP” means US generally accepted accounting principles, as in effect from time to time, applicable to regulated investment companies.

“Vice-Chairman of the Board” has the meaning set forth in Section 2.4(a).

Annex B

LIST OF DIRECTORS AND OFFICERS

Directors	Address
Joseph R. York	3800 Howard Hughes Parkway Suite 900 Las Vegas, Nevada 89169-0925

Garth H. Wahlberg	3800 Howard Hughes Parkway Suite 900 Las Vegas, Nevada 89169-0925

Abhinav Shah	5 The North Colonnade, Canary Wharf, London E14 4BB

Gail A. Hanson	3800 Howard Hughes Parkway Suite 900 Las Vegas, Nevada 89169-0925

Karl-Otto Hartmann	3800 Howard Hughes Parkway Suite 900 Las Vegas, Nevada 89169-0925

Officers	Address	Title
Joseph R. York	3800 Howard Hughes Parkway Suite 900 Las Vegas, Nevada 89169-0925	Chief Executive Officer and President

Garth H. Wahlberg	3800 Howard Hughes Parkway Suite 900 Las Vegas, Nevada 89169-0925	Senior Vice President and Secretary

Simon D. Collier	Two Portland Square Portland, Maine 04101	Treasurer

Peter. R. Guarino	Two Portland Square Portland, Maine 04101	Chief Compliance Officer

ANNEX C

FORM OF ACCESSION AGREEMENT

Reference is made to the Amended and Restated Limited Liability Company Agreement, dated as of February 14, 2008 (as amended from time to time thereafter, the “Agreement”), of The Thirty-Eight Hundred Fund, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Agreement.

By execution of this Accession Agreement, the undersigned (the “Transferee”) hereby agrees, as of the date noted below, to become a party to, and to be bound by all of the terms and conditions of, the Agreement to the same extent as a Shareholder thereunder. By execution of this Accession Agreement, and upon entry of the undersigned’s name in the Share Register, the undersigned shall be admitted as a member of the Company as a Shareholder with respect to the Shares being acquired by the undersigned and shall be bound by all the terms and conditions of the Agreement.

The Transferee hereby represents and warrants to and for the benefit of the Company and the other Shareholders, on the date hereof, that it is a Qualified Institutional Buyer.

The Transferee hereby acknowledges that the Shares being acquired by the undersigned may not be transferred except as provided in the Agreement.

The laws of the State of Delaware shall govern the validity of this Accession Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder, without regard to principles of conflicts of laws.

[Date]

[Shareholder]

By:
Title:
Address:
Facsimile:

ANNEX D

TERMS OF FLOATING RATE NOTES

[NO FLOATING RATE NOTES HAVE BEEN ISSUED AS OF FEBRUARY 14, 2008]